EXHIBIT 3.1
STIRLING HOTELS & RESORTS, INC.
ARTICLES OF AMENDMENT
Stirling Hotels & Resorts, Inc., a Maryland corporation, having its principal office in Baltimore, Maryland (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST: The Articles of Amendment and Restatement of the Corporation (the “Charter”) are hereby amended by deleting existing Section 5.2.3(a) in its entirety and replacing with the following Section 5.2.3(a).
(a)Each Class D Common Share, Class S Common Share and Class T Common Share held in a Stockholder’s account shall automatically and without any action on the part of the holder thereof convert into a number of Class I Common Shares (including fractional shares) equal to the Class D Conversion Rate, Class S Conversion Rate or Class T Conversion Rate, respectively, at the end of the month in which the Dealer Manager and/or the Corporation in conjunction with the Corporation’s transfer agent determine(s) that total Selling Commissions and Distribution Fees paid by the Corporation with respect to the Shares held by such Stockholder within such account would equal or exceed, in the aggregate, 8.75% (or a lower limit as set forth in the applicable agreement between the Dealer Manager and a Soliciting Dealer at the time such Shares were issued) of the Gross Proceeds from the sale of such Shares (including the Gross Proceeds of any Shares issued under a Reinvestment Plan with respect thereto).
SECOND: The amendment to the Charter of the Corporation as set forth above has been duly advised by the board of directors and approved by the stockholders of the Corporation as required by law.
THIRD: The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this 31st day of July, 2024.
STIRLING HOTELS & RESORTS, INC.
By:    /s/ Deric S. Eubanks
Deric S. Eubanks
President

ATTEST
By:    /s/ Alex Rose
Alex Rose
Secretary